Exhibit 3.1

ARTICLES OF INCORPORATION

OF

INTEGRYS HOLDING, INC.

(Formerly GET Acquisition Corp.)

As Amended June 18, 2015

ARTICLES OF INCORPORATION

OF

INTEGRYS HOLDING, INC.

ARTICLE I

The name of the corporation is INTEGRYS HOLDING, INC.

ARTICLE II

The corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the WBCL.

ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is Ten Thousand (10,000) shares, consisting of one class only, designated as “Common Stock,” of the par value of one cent ($.01) per share.

ARTICLE IV

No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

ARTICLE V

The Bylaws of the corporation may provide for a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than is provided in the WBCL.

ARTICLE VI

The address of the initial registered office of the corporation is 231 West Michigan Street, Milwaukee, Wisconsin 53203 and the name of its initial registered agent at such address is Keith H. Ecke.  The county of such registered office is Milwaukee County.

ARTICLE VII

The name and address of the incorporator is Ryan P. Morrison, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.